Exhibit 10.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 12th day of August, 2008, by and between Warren F. Bryant (the “Executive”), Longs Drug Stores Corporation, a Maryland corporation (the “Parent”), and Longs Drug Stores California, Inc., a California corporation (the “Corporation”), and amends and restates the Employment Agreement, dated as of the 30th day of October, 2002, between the Executive, the Parent and the Corporation, as amended the 2nd day of March, 2004, and as further amended the 13th day of November, 2007.

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS (Sections 1-7, beginning on page 2)

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS (Sections 8-10, beginning on page 6)

THIRD PART:	COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL (Sections 11 and 12, beginning on page 9)

FOURTH PART:	CONFIDENTIAL INFORMATION AND NON-DISCLOSURE, RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE, REMEDIES, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE (Sections 13-18, beginning on page 13)

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS

Section 1. Term of Employment

(a) Basic Term. The Corporation agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Corporation at its headquarters in Walnut Creek, California, under the terms of this Agreement, from the date hereof until the earlier of (1) the date of the Executive’s death or (2) the date when the Executive’s employment terminates pursuant to Section 1(b), (c) or (d) below (the “Term”).

(b) Early Termination or Resignation. The Corporation may terminate the Executive’s employment at any time and for any reason by giving the Executive written notice. The Executive may terminate the Executive’s employment for any reason by giving the Corporation not less than thirty (30) days’ advance written notice. The foregoing shall be subject to all of the rights and obligations described herein.

(c) Termination for Cause. The Corporation may terminate the Executive’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean (1) a willful failure by the Executive to substantially perform the Executive’s duties under this Agreement, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness, (2) a willful act by the Executive that constitutes gross misconduct, (3) a willful breach by the Executive of a material provision of this Agreement, (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation or (5) a material violation of the Parent’s or the Corporation’s code of business conduct, code of ethics or other policies. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation’s best interest. Following a Change in Control (as defined below), any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board of Directors of the Parent (the “Board of Directors”), or if the Parent is not the ultimate parent corporation of the companies controlled by, controlling or under common control with the Parent (the “Affiliated Companies”) and is not publicly-traded, the board of directors of the ultimate parent of the Affiliated Companies (the “Applicable Board”) or (B) the advice of counsel for the Parent or the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Parent or the Corporation, as the case may be. Following a Change in Control, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in this Section 1(c), and specifying the particulars thereof in detail.

(d) Termination for Disability. The Corporation may terminate the Executive’s employment for Disability by giving the Executive not less than thirty (30) days advance written notice. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive’s duties under this Agreement for a period of not less than six (6) consecutive months as a result of the Executive’s incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive’s duties under this Agreement before the termination of the Executive’s employment under this Section 1(d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

Section 2. Duties and Scope of Employment

(a) Position. The Parent and the Corporation agree that, during the Term, the Executive shall serve in the positions of President and Chief Executive Officer of the Parent and the Corporation. Executive shall be given such duties, responsibilities and authorities as are appropriate to his positions and shall report directly to the Board of Directors. The Executive shall serve as a member of the Board of Directors during the Term.

(b) Obligations. During the Term, the Executive shall devote the Executive’s full business efforts and time to the business and affairs of the Parent and the Corporation as needed to carry out his duties and responsibilities, subject to absence for illnesses and subject to the overall supervision of the Board of Directors; it being understood that the Executive shall not be required devote such full efforts and time while he is on vacation but that the Executive shall be reasonably available during his vacation time in a manner consistent with his position, duties and responsibilities. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, with the prior consent of the Audit Committee of the Parent, from serving on up to two boards of directors of other entities, in each case, as long as such activities and service do not interfere or conflict with the Executive’s duties and responsibilities to the Parent, the Corporation and their respective affiliates.

Section 3. Base Compensation

During the Term, the Corporation agrees to pay the Executive as compensation for services to the Parent, the Corporation and their respective affiliates a base salary at the annual rate of $925,000, subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Such salary shall be payable in accordance with the standard payroll procedures of the Corporation. The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation Committee may grant from time to time, is referred to in this Agreement as the “Base Compensation.”

Section 4. Annual Incentive Compensation

During the Term, the Corporation shall award the Executive annual incentive compensation (“Incentive Compensation”) having a target amount (“Target Incentive Compensation”) equal to

90% of the Base Compensation, with an actual annual incentive award of between 0% and 200% of the Base Compensation. The Executive may recommend performance measures and levels with respect to the Incentive Compensation, but the Incentive Compensation will be determined by the Compensation Committee, in its sole discretion, in accordance with the terms and conditions of the bonus program in which senior executives participate and will, unless the Executive elects to defer the receipt of such Incentive Compensation under an arrangement established by the Corporation, if any, that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be paid within two and one-half months following the end of the fiscal year for which the applicable Incentive Compensation is awarded.

Section 5. Long-Term Incentive Compensation

Any grants of stock options or other equity-based awards to the Executive shall be made in the sole discretion of the Compensation Committee.

Section 6. Additional Benefits

(a) In General. During the Term, the Executive shall be eligible to participate in the arrangements described in Schedule A, and in all other employee and executive benefit plans and executive compensation programs maintained by the Parent and the Corporation, including (without limitation) savings or profit-sharing plans, deferred compensation plans, stock option, restricted share, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and the discretion and determinations of any person, committee or entity administering such plan or program made in accordance with the terms and conditions of such plan or program.

(b) Automobile/Automobile Allowance. During the Term, the Executive shall be provided with an automobile or an automobile allowance pursuant to the Corporation’s policy for senior executives. In order to comply with Section 409A of the Code, in no event shall any payments by the Corporation under this Section 6(b) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Corporation is obligated to pay in any given calendar year shall not affect the expenses that the Corporation is obligated to pay in any other calendar year, and the Executive’s right to have the Corporation pay such expenses may not be liquidated or exchanged for any other benefit.

Section 7. Business Expenses and Travel

During the Term, the Executive shall be authorized to incur and shall be reimbursed for all necessary and reasonable travel, entertainment and other business expenses incurred in connection with the Executive’s duties hereunder, and the Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in each case, in accordance with the Corporation’s policies with respect to travel, entertainment and other business expenses. In order to comply with Section

409A of the Code, in no event shall the payments by the Corporation under this Section 7 be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Corporation is obligated to pay in any given calendar year shall not affect the expenses that the Corporation is obligated to pay in any other calendar year, and the Executive’s right to have the Corporation pay such expenses may not be liquidated or exchanged for any other benefit.

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS

Section 8. Terminations

This Second Part of the Agreement, consisting of Sections 8 through 10, describes the benefits and compensation, if any, payable in case of a termination of the Executive’s employment hereunder that does not entitle the Executive to benefits or compensation under the Third Part of this Agreement. In the event of a termination of employment that entitles the Executive to compensation or benefits under the Third Part of this Agreement, no compensation or benefits shall be payable under this Second Part. In no event shall a termination of employment be deemed to occur for purposes of this Agreement until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of employment termination.”

Section 9. Termination Without Cause; Termination for Good Reason

In the event that, during the Term, the Executive’s employment terminates as a result of a Qualifying Termination, as defined in Section 9(a), then, after executing and not revoking the release of claims described in Section 9(f) and subject to compliance by the Executive with his obligations set forth in Sections 13, 14 and 18(k), the Executive shall be entitled to receive the payments and benefits described in Sections 9(b), (c), (d) and (e).

(a) Qualifying Termination.

(1) A Qualifying Termination occurs if either (i) the Corporation terminates the Executive’s employment for any reason other than Cause or Disability; or (ii) the Executive resigns for Good Reason due to the occurrence of a Good Reason Condition pursuant to Section 9(a)(2).

(2) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following conditions without the Executive’s written consent (each a “Good Reason Condition”): (i) a material diminution in the Executive’s Base Compensation, (ii) a material diminution in the Executive’s authority, duties, or responsibilities, or (iii) a material change in the geographic location at which the Executive must perform services by more than fifty (50) miles.

(3) For avoidance of doubt, termination of the Executive’s employment by reason of death shall not constitute a Qualifying Termination.

(b) Severance Payments and Benefits. The Corporation shall pay to the Executive (or, in the event of his death, to his designated beneficiary or, if none, his estate; his “Severance Beneficiary”) on the first payroll date that is at least sixty (60) days following the date of the employment termination and ratably spread over the succeeding eighteen (18) months, in accordance with standard payroll procedures of the Corporation (as in effect on the date hereof), an aggregate amount equal to the following:

(1) 1.5 times the highest Base Compensation paid or payable to the Executive during the term of his employment with the Corporation; and

(2) 1.5 times the greater of (i) the highest Incentive Compensation paid to the Executive during the term of his employment with the Corporation; or (ii) the Executive’s Target Incentive Compensation based on the Base Compensation as in effect on the date of employment termination.

(c) Equity Vesting. Notwithstanding anything to the contrary in the applicable plan, Executive shall continue to vest, for a period of eighteen (18) months following employment termination, in all outstanding Parent stock options and other equity based awards held by the Executive on the date of employment termination.

(d) Health Plan Coverage. Subject to Section 9(h), the coverage described in this Section 9(d) shall be provided for a “Continuation Period” beginning on the date of employment termination and ending on the earlier of (1) the 18-month anniversary of the date of employment termination or (2) the date of the Executive’s death. During the Continuation Period, the Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) in which the Executive participated immediately prior to employment termination as if the Executive were still an executive of the Corporation; provided, however, that, the health care benefits provided during the Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes. The coverage provided under this Section 9(d) shall not be offset against any continuation coverage under Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended and Section 4980B of the Code. To the extent that the Corporation finds it undesirable to cover the Executive under the health plan(s) of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

(e) Pro-Rated Bonus and Accrued Benefits. Within thirty (30) days after a Qualifying Termination, the Executive or his Severance Beneficiary shall be paid an amount equal to a pro-rated Target Incentive Compensation award in respect of the performance period in which the employment termination occurs based on the percentage of the performance period that has elapsed as of the date of employment termination. Within fifteen (15) days after the Qualifying Termination, the Corporation shall pay to the Executive or his Severance Beneficiary the Accrued Benefits.

(f) Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 9, the Executive shall execute, within fifty-two (52) days after his termination of employment due to a Qualifying Termination, and not revoke, a covenant not to sue and release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law in a form that is satisfactory to the Corporation; provided that such release shall not impose restrictions or requirements on the activities of the Executive beyond those described herein.

(g) Conditions to Receipt of Payments and Benefits. The obligation to provide to the Executive the payments and benefits described in this Section 9 shall cease, and, notwithstanding anything to the contrary in the applicable plan(s) (or agreement(s) thereunder), all unexercised stock options and any unvested equity-based awards shall terminate in the event of, and at such time as, any breach (other than an insubstantial breach) of any of the provisions of Sections 13, 14 or 18(k).

(h) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 9, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source; provided that if the Executive becomes employed by another employer following termination of his employment hereunder and such employer provides the Executive and his dependants with comparable health plan coverage, the Executive shall no longer be entitled to the benefits described in Section 9(d).

Section 10. Other Terminations Under This Part

If termination of employment hereunder occurs and neither Section 9 or the Third Part of this Agreement apply to such termination, then the Executive shall be entitled only to the Accrued Benefits. For purposes of this Section 10 and Sections 9 and 12, “Accrued Benefits” shall mean, subject to any applicable plan terms (including, without limitation, any vesting requirements) and Section 6(d), the compensation, benefits and reimbursements described in Sections 3, 4, 5, 6 and 7 of this Agreement for the period preceding the date of the termination including any Disability or death benefits to which Executive (or his estate or beneficiary(s)) may be entitled as a result of termination of his employment on account of Disability or death; provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the amounts that would be Accrued Benefits, then for all purposes of this Agreement, such deferral election, and the terms of the applicable arrangement shall apply to such portions and such portions shall be distributed in accordance with such deferral election and shall not be considered Accrued Benefits for purposes of this Agreement. This Section 10 applies, without limitation, to any termination of employment initiated by the Executive (except an Executive-initiated termination that is a Qualifying Termination or Qualifying CIC Termination), termination of employment caused by the Executive’s death, and to a termination of the Executive for Cause or Disability.

THIRD PART:	COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL

Section 11. Terminations Following a Change in Control

This Third Part of the Agreement, consisting of Sections 11 and 12, describes the benefits and compensation, if any, payable in the case of certain terminations of employment hereunder in connection with a Change in Control (as defined in Section 12). The Second Part of this Agreement, consisting of Sections 8 through 10, describes benefits and compensation, if any, payable in case of a termination of employment hereunder to which this Third Part does not apply. If benefits and compensation are payable under this Third Part, then no benefits and compensation are payable under the Second Part. Notwithstanding the foregoing, in no event shall a termination of employment be deemed to occur for purposes of this Agreement until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of employment termination.”

Section 12. Termination Without Cause; Termination for Good Reason Within Two Years Following a Change in Control

In the event that the Executive’s employment terminates as a result of a Qualifying CIC Termination (as defined below), the Executive shall be entitled to receive the payments and benefits described in Sections 12(a), (b), (c), (d) and (e). For all purposes under this Agreement, “Qualifying CIC Termination” shall mean termination of the Executive’s employment hereunder (i) by the Corporation for any reason other than Cause or Disability within two (2) years after a Change in Control, (ii) by the Executive’s resignation for Good Reason within one hundred seventy nine (179) days after a Change in Control or (iii) by the Executive’s resignation for any reason on or after the date that is one hundred eighty (180) days after a Change in Control but within two (2) years after such Change in Control. For avoidance of doubt, termination of the Executive’s employment by reason of death shall not constitute a Qualifying CIC Termination.

(a) Within fifteen (15) days after a Qualifying CIC Termination, the Corporation shall pay to the Executive or his Severance Beneficiary the Accrued Benefits.

(b) Within thirty (30) days after a Qualifying CIC Termination, the Executive or his Severance Beneficiary shall be paid an amount equal to a pro-rated Incentive Compensation award in respect of the performance period in which the employment termination occurs at the greater of (i) the Target Incentive Compensation as in effect immediately prior to the Change in Control (or if no such Target Incentive Compensation was in effect, as in effect for the fiscal year immediately prior to the fiscal year in which the Change in Control occurred) or (ii) the Target Incentive Compensation as in effect during the fiscal year in which the date of employment termination occurs (or, if no such Target Incentive Compensation was in effect, as in effect for the fiscal year immediately prior to the fiscal year in which the date of termination of employment occurs) (the greater of (i) or (ii), the “Highest Target Incentive Compensation”), based on, in either case, the Base Compensation as in effect on the date of employment termination and the percentage of the performance period that has elapsed as of the date of employment termination;

(c) Within thirty (30) days after a Qualifying CIC Termination, the Corporation shall pay to the Executive an amount (the “Cash Severance Payment”) equal to three (3) times the sum of:

(1) the highest Base Compensation paid or payable to the Executive during the term of his employment with the Corporation; and

(2) the greater of: (i) the highest Incentive Compensation paid to the Executive during the term of his employment with the Corporation (including, for purposes of this Section 12(c)(2)(i), any portion of such Incentive Compensation earned but deferred); or (ii) the Highest Target Incentive Compensation, based on the Base Compensation as in effect on the date of employment termination.

Notwithstanding the foregoing, in the event that the Change in Control to which the Cash Severance Payment relates is not a “change in control event” within the meaning of Section 409A of the Code, the Cash Severance Payment shall be paid to the Executive on the first payroll date that is at least sixty (60) days following the date of the employment termination and ratably spread over the succeeding thirty-six (36) months, in accordance with standard payroll procedures of the Corporation (as in effect on the date hereof).

(d) Subject to Section 12(e), the coverage described in this Section 12(d) shall be provided for a “CIC Continuation Period” beginning on the date of employment termination and ending on the earlier of (1) the 36-month anniversary of the date of employment termination or (2) the date of the Executive’s death. During such CIC Continuation Period, the Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) (which shall include, without limitation, the Longs Key Executive Medical Plan) in which the Executive participated immediately prior to employment termination (or if more favorable immediately prior to the Change in Control) as if the Executive were still an executive of the Corporation. In order for the Executive to have continued coverage during the CIC Continuation Period, the Executive shall pay the monthly premium cost for such health care coverage based on the following rates: (i) for the first 18 months of coverage during the CIC Continuation Period (the “COBRA Period”), the monthly premium rate under the Corporation’s plans determined for purposes of COBRA health care continuation coverage under Section 4980B of the Code (the “COBRA Rate”) and (ii) to the extent the COBRA Rate does not adequately reflect the cost of coverage for the portion of the CIC Continuation Period after the COBRA Period, the Corporation’s deemed monthly premium cost of such medical coverage for the Executive (and the Executive’s dependents, if applicable) determined on a reasonable basis and in good faith by an actuary for the Company. The coverage during the CIC Continuation Period shall be provided in a manner such that if the Executive otherwise satisfies the eligibility requirements of any retiree medical program sponsored by or in which the Corporation participates as of the date of employment termination (or if more favorable, at any time thereafter), the Executive shall not be precluded from commencing participation in such program following the CIC Continuation Period. The COBRA Period shall run concurrently with the CIC

Continuation Period. The Corporation shall make a lump sum payment to the Executive within thirty (30) days after a Qualifying CIC Termination in an amount equal to the cost of the premiums for the duration of the CIC Continuation Period as determined above, plus an income tax gross-up thereon so that the Executive retains an amount equal to the cost of such premiums. To the extent permissible under the applicable plan, for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit plans, the Executive shall be considered to have remained employed until the end of the CIC Continuation Period and to have retired on the last day of such period.

(e) The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 12, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source; provided that if the Executive becomes employed by another employer following termination of his employment hereunder and such employer provides the Executive and his dependants with comparable health plan coverage, the Executive shall no longer be entitled to participate in the Corporation’s health care plans as described in Section 12(d).

(f) “Change in Control” means the occurrence of any of the following events on or after the effective date of this Agreement:

The consummation of a merger or consolidation of the Parent or the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not part of the same controlled group of the Parent immediately prior to such merger, consolidation or other reorganization, and who directly or indirectly in the aggregate owned less than 25% of the Parent’s or the Corporation’s, as the case may be, combined voting power represented by the Parent’s or the Corporation’s, as the case may be, outstanding securities immediately prior to such merger, consolidation or other reorganization;

The sale, transfer or other disposition of all or substantially all of the Parent’s or the Corporation’s assets;

A change in the composition of the Board of Directors over a period of twenty-four (24) consecutive months or less such that a majority of the members of the Board of Directors (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board of Directors;

The stockholders of the Corporation approve the dissolution or liquidation of the Corporation or the commencement by or against the Corporation of any case under the federal bankruptcy laws or any other proceeding under any other laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or there is an involuntary dissolution of the Corporation; or

Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent or the Corporation representing at least 50% of the total voting power represented by the Parent’s or the Corporation’s, as the case may be, then outstanding voting securities. For purposes of this Paragraph (v), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) A trustee or other fiduciary holding securities under an employee benefit plan of the Parent or a subsidiary of the Parent;

(B) A corporation owned directly or indirectly by the stockholders of the Parent in substantially the same proportions as their ownership of the common stock of the Parent;

(C) The Parent; and

(D) The Corporation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Parent’s or the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s or the Corporation’s securities immediately before such transaction.

The definition of Change in Control in this Section 12(f) shall be substituted for the definition of “Uninvited Change in Corporate Control” in the Parent’s 1995 Long-Term Incentive Plan for purposes of Executive’s stock options granted hereunder. In addition, notwithstanding anything to the contrary in the Parent’s 1995 Long-Term Incentive Plan, none of the Executive’s stock options granted hereunder shall be divested for purposes of the excise tax referred to in Section 18(o).

FOURTH PART:	CONFIDENTIAL INFORMATION AND NON-DISCLOSURE, RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE, REMEDIES, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

Section 13. Confidential Information and Non-Disclosure

(a) Unless required or otherwise permitted by law or as may be necessary in the ordinary course of performing Executive’s duties under this Agreement, the Executive shall keep confidential and shall not disclose to others, including present or former employees of the Parent, the Corporation and their respective affiliates, any information described below during and after the Term:

(1) “Confidential Information”. As used in this Agreement, “Confidential Information” includes, but is not limited to the following with respect to the Parent, the Corporation and their respective affiliates: (a) weekly sales and wage data, (b) profitability data, (c) financial planning and forecasting data, (d) sales reports, including pharmacy prescription and sales volume, (e) individual store and collective gross profit information, (f) expense data, (g) return-on-investment data, (h) return-on-asset data, (i) bonus plans and reports, (j) warehouse distribution costs, (k) information and related data regarding any project or program, (l) cost-benefit analysis regarding pharmacy distribution, (m) store and pharmacy inventory data, (n) pharmacy purchase data, (o) information regarding pharmacy automated dispensing system(s) and robotic technology, (p) corporate strategic planning information, (q) pharmacy prescription processing system, (r) computer programs and know how, (s) business and marketing plans and strategies, and (t) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the date of this Agreement;

(2) “Trade secrets” of the Parent, the Corporation and their respective affiliates, as defined under the Uniform Trade Secrets Act, California Civil Code section 3426.1;

(3) Any information that affords the Parent, the Corporation or their respective affiliates a competitive advantage in the retail industry;

(4) Proprietary information of the Parent, the Corporation and their respective affiliates including but not limited to, supplier lists, product marketing or any other information obtained by the Executive during his employment with the Parent, the Corporation or their respective affiliates; and

(5) Information with respect to acquisitions and mergers or sales or other dispositions of businesses or material assets by, of or with the Parent, the Corporation or their respective affiliates.

(b) The provisions of this Section 13 shall not apply to (i) information which is generally known within the industry or in the public domain prior to the date of this Agreement, (ii) information which, not as a result of the disclosure by the Executive, becomes part of the public domain, (iii) information which is available as a matter of public record and (iv) information which is hereafter lawfully disclosed to the Executive by a third party (other than any employees or agents of the Parent, the Corporation or their respective affiliates).

(c) The non-disclosure obligations of this Section 13 shall not apply to disclosures made by the Executive in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process (“legally compelled disclosure”) provided that the Executive complies with the conditions of this Section 13(c). In the event that the Executive is requested or becomes subject to make a legally compelled disclosure of any of the Confidential Information, the Executive shall first provide the Parent or the Corporation with prompt prior written notice of such requirement so that the Parent or the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 13, unless the Executive is prohibited by law from giving such notice.

(d) On or before the date of employment termination, the Executive shall turn over to the Parent, the Corporation and their respective affiliates all Parent, Corporation and affiliate confidential files, records, and other documents. In addition, the Executive shall return all property in his possession owned by the Parent, the Corporation and their respective affiliates.

Section 14. Restrictions on Activities of the Executive

(a) Non-Solicitation. The Executive shall not, while employed hereunder and for a period of 18 months thereafter:

(1) directly or indirectly request, induce or attempt to influence any past, current or future customer of the Parent, the Corporation or their respective affiliates, or any current or future supplier of goods or services to Parent, the Corporation or their respective affiliates, to avoid, curtail or cancel any business it transacts with the Parent, the Corporation or their respective affiliates; and

(2) directly or indirectly request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, the Parent, the Corporation or their respective affiliates to terminate his or her employment with or services to the Parent, the Corporation or their respective affiliates, or induce, entice, hire or attempt to employ or retain the services of any such employee, independent contractor or consultant other than on behalf of the Parent, the Corporation or their respective affiliates; provided, however, that, with respect to independent contractors and consultants, this Section 14(a)(2) shall only apply to independent contractors and consultants who derive 25% or more of their revenue from the Parent, the Corporation and their respective affiliates.

(b) Non-Disparagement. The Executive shall not, while employed hereunder and thereafter, make any unfavorable or disparaging remarks about the Parent, the Corporation and their respective affiliates to third parties, including, without limitation, to any employee, consultant, independent contractor, customer, supplier or vendor of the Parent, the Corporation and their respective affiliates.

Section 15. Remedies

It is specifically understood and agreed that any breach of the provisions of Section 13 or 14 of this Agreement is likely to result in irreparable injury to the Parent, the Corporation and/or their respective affiliates and that the remedy at law alone shall be an inadequate remedy for such breach, and that in addition to any other remedy the Parent or the Corporation may have, the Parent and the Corporation shall be entitled to enforce the specific performance of this Agreement by the Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 16. Severable Provisions

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereby agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 17. Successors

(a) Corporation’s Successors. This Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Parent’s or the Corporation’s business and/or assets.

(b) Executive’s Successors. The rights of the Executive hereunder to payments and benefits shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 18. Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive) and the Parent. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and it replaces and supercedes any agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement that have been made or entered into by either party with respect to the subject matter hereof.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Parent and the Corporation, mailed notices shall be addressed to their respective corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California’s choice-of-law principles.

(e) Arbitration and Equitable Relief. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by private and confidential arbitration in Walnut Creek, California, in accordance with the rules for dispute resolution of JAMS/ENDISPUTE. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this Section 18(e), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

(f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 18(f) shall be void.

(g) Employment At Will; Limitation of Remedies. The Parent, the Corporation and the Executive acknowledge that the Executive’s employment is at will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(h) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(i) Benefit Coverage Non-Additive. In the event that the Executive is entitled to health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(j) Discharge of Responsibility. The payments under this Agreement, when made in accordance with the terms of this Agreement, shall fully discharge all responsibilities of the Parent, the Corporation and their respective affiliates to the Executive that existed at the time of termination of the Executive’s employment.

(k) Cooperation. Following termination of the Executive’s employment hereunder, the Executive shall reasonably cooperate with, assist and provide information to the Parent, the

Corporation and their respective affiliates concerning any matters about which he has knowledge because of his prior employment with the Parent, the Corporation or their respective affiliates or his prior involvement as an officer or director of the Parent and/or any of its affiliates. This agreement by Executive to cooperate with, assist and/or provide information to the Parent, the Corporation and their respective affiliates includes, if necessary, assistance by Executive in any litigation matters. Such assistance and cooperation will be scheduled at times and locations personally convenient for Executive and not inconsistent with the responsibilities he may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving the needs of both parties equal weight) under all of the circumstances. The Parent, the Corporation or their respective affiliates shall pay, or reimburse Executive, for reasonable, out-of-pocket costs incurred by Executive in providing such assistance (e.g., reasonable travel costs and reasonable legal fees); provided, however, that in order to comply with Section 409A of the Code, (i) in no event shall the payments by the Corporation under this Section 18(k) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such expenses were incurred; (ii) the amount of such expenses that the Corporation is obligated to pay in any given calendar year shall not affect the expenses that the Corporation is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Corporation pay such expenses may not be liquidated or exchanged for any other benefit. In the event that the Executive shall be required to provide services pursuant to this Section 18(k) in excess of twenty (20) hours in any month, the Executive shall be compensated at a rate of $1,000 per day; provided, however, that the Executive shall not be compensated for any service that he is otherwise required to perform pursuant to applicable law.

(l) Indemnification. To the fullest extent permitted by applicable law, the Articles of Incorporation and the by-laws of the Parent and the Corporation (as in effect from time to time), the Parent and the Corporation shall indemnify and hold harmless the Executive for any acts or decisions made by him in good faith while performing services for the Parent, the Corporation and their respective affiliates, whether in the capacity of officer, employee or director. The Parent and the Corporation shall use their reasonable best efforts to include the Executive under any director and officer liability insurance policies now in force covering the officers or directors of the Parent and the Corporation. The Corporation’s obligation hereunder shall survive the Executive’s termination.

(m) Legal Fees. Following a Change in Control, the Corporation agrees to pay as incurred (within 10 days following the Corporation’s receipt of an invoice from the Executive), to the full extent permitted by law, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, that the Executive may reasonably incur as a result of any contest, dispute or controversy (regardless of the outcome thereof), by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), determined as of the date such legal fees and expenses were incurred, in addition to any other available remedies specified in this Agreement. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Corporation under this Section 18(m) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, (iii) the Executive’s right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit and (iv) the fees and expenses described herein shall be reimbursed for the Executive’s lifetime or, if later, until the 20th anniversary of the Change in Control.

(n) Section 409A of the Code. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Within the time period permitted by the applicable Treasury Regulations, the Corporation may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under the Second and Third Parts of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Corporation (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of the Executive’s death (the “Delayed Payment Date”). All payments deferred pursuant to this Section 18(n) shall be paid in a lump sum, with Interest determined as of the date of employment termination, to the Executive on the Delayed Payment Date, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(o) Certain Additional Payments by the Corporation. (1) Notwithstanding anything to the contrary in any other agreement, plan or arrangement to which the Executive may be a party or in which the Executive may participate (including, without limitation any cutback provision in any equity award agreement to which the Executive is a party), the Executive shall be entitled to full Excise Tax Restoration Payments (as defined below) such that in the event that it is determined that any payment of any type to or for the benefit of the Executive made by the Parent, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the assets of the Parent (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person (a “Payment”), whether paid or payable pursuant to the terms of this Agreement or otherwise, including the accelerated vesting of stock options or other equity-based awards (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax. The Corporation’s obligation to make Excise Tax Restoration Payments under this Section 18(o) shall not be conditioned upon the Executive’s termination of employment.

(2) Subject to the provisions of this Section 18(o)(2), all determinations required to be made under this Section 18(o), including whether and when a Excise Tax Restoration Payment is required, the amount of such Excise Tax Restoration Payments and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Restoration Payments that will not have been made by the Corporation should have been made (the “Under-payment”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 18(o)(3) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(3) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Excise Tax Restoration Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Executive shall:

(A) give the Corporation any information reasonably requested by the Corporation relating to such claim,

(B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(C) cooperate with the Corporation in good faith in order effectively to contest such claim; and

(D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 18(o)(3), the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation pays such claim and directs the Executive to sue for a refund, the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which the Excise Tax Restoration Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(4) If, after the receipt by the Executive of a Excise Tax Restoration Payment or payment by the Corporation of an amount on the Executive’s behalf pursuant to Section 18(o)(3), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Restoration Payment relates or with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section 18(o)(3), if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Executive’s behalf pursuant to Section 18(o)(3), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Excise Tax Restoration Payment required to be paid.

(5) Any Excise Tax Restoration Payment, as determined pursuant to this Section 18, shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Excise Tax Restoration Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 18(o)(3) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 18(o), the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Restoration Payment, and the Executive hereby consents to such withholding.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent and the Corporation by a duly authorized officer, as of the day and year first above written. The Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Parent’s or the Corporation’s counsel) prior to execution of this Agreement.

WARREN F. BRYANT	LONGS DRUG STORES CORPORATION

/s/ Warren F. Bryant	By:	/s/ Murray H. Dashe
Murray H. Dashe
Lead Director

LONGS DRUG STORES CALIFORNIA, INC.

	By:	/s/ Linda M. Watt
Linda M. Watt
Senior Vice President – Human Resources

SCHEDULE A

1.	Nonqualified Retirement Benefit. The Corporation shall commence to pay either (1) to the Executive, within thirty (30) days after the later of Executive’s attainment of age 62 or termination of employment, or (2) if Executive’s termination of employment is due to Executive’s death, to the Executive’s spouse, within thirty (30) days after the later of Executive’s death or such time as Executive would have attained age 62, an annuity that is actuarially equivalent to the Projected Value (as defined below) as of the date the annuity commences (the “Annuity”). The form of Annuity shall be of a type that is reasonably commercially available and selected by the Executive or his spouse (as the case may be) on or prior to December 31, 2008 (or such earlier date as may be required in order to comply with Section 409A of the Code), and actuarial equivalence shall be determined using the interest rate and mortality assumptions in effect for the Kroger Consolidated Retirement Benefit Plan (or any successor plan thereto) (the “Kroger Plan”) for calculating lump sum distributions on the date of commencement of payment of the Annuity. If the Kroger Plan does not contain such assumptions on such date, then the Annuity shall be determined using the interest rate and mortality assumptions described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan. For this purpose, the Executive’s spouse (if any) shall be his spouse as of the date of this Agreement. Notwithstanding any provision to the contrary, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the Annuity to which Executive is entitled hereunder is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Annuity shall not be provided to Executive prior to the Delayed Payment Date.

For purposes of this Section 1, (I) “Projected Value” shall be equal to the lesser of (i) $850,000 as of the date of this Agreement and (ii) the Pension Make-Up Amount (as defined below) as of the date of this Agreement, increased monthly by interest on a compounded basis on the last day of each calendar month to the date the Annuity commences (which shall include any period of delay in commencement due to Section 409A of the Code). Such monthly interest shall be equal to one-twelfth of the interest rate described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan; and (II) “Pension Make-Up Amount” shall mean the difference between (i) the actuarially equivalent lump sum value as of the date of this Agreement of the annual benefit that would have been payable to the Executive as a single life annuity commencing at age 65 under the Kroger Plan using the Executive’s benefit accrual service that is actually recognized under the Kroger Plan as of the date of this Agreement, but assuming that the Executive’s earnings utilized in determining this benefit under the Kroger Plan had increased by 2% per annum until age 65 and (ii) the actuarially equivalent lump sum value as of the date of this Agreement of the Executive’s actual accrued annual benefit payable as a single life annuity commencing at age 65 under the Kroger Plan. The Pension Make-Up Amount shall be calculated using the interest rate and mortality assumptions in effect for the Kroger Plan on the date of this Agreement. If the Kroger Plan does not contain such assumptions on such date, then such lump sum amount shall be determined using the interest rate and mortality assumptions described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan.

2.	Life Insurance. During his employment hereunder, the Executive shall be entitled to term life insurance coverage providing for a $2,000,000 death benefit.

3.	Disability Insurance. During his employment hereunder, the Executive shall be entitled to disability insurance coverage providing for a yearly benefit of at least $690,000.

4.	Vacation Package. During his employment hereunder, the Executive shall be entitled to four weeks paid vacation per year in accordance with such other terms and conditions that are generally applicable to senior executives of the Corporation.